Exhibit 99.1

For additional information, contact:

Debbie Reuter, SVP/Corporate Secretary

Direct:  (408) 494-4542

For Immediate Release: January 13, 2011

Margaret Incandela Promoted to Executive Vice President/

Chief Credit Officer at Heritage Bank of Commerce

San Jose, CA — January 13, 2011 — Heritage Bank of Commerce, the operating bank of Heritage Commerce Corp (Nasdaq: HTBK), today announced that Margaret Incandela has been promoted to Executive Vice President and Chief Credit Officer of the Bank.  Incandela has been with Heritage for two years as Executive Vice President/Credit Risk Management.

“Margaret is a valued member of our team and has over 20 years of credit experience in banking, including chief credit officer at other financial institutions,” said Walter Kaczmarek, President and Chief Executive Officer.  “She has been very instrumental in the improvement of Heritage’s credit quality over the past couple of years, and brings an exceptional credit background to the position.” Incandela will be responsible for all aspects of credit administration including loan policies, procedures and processes to ensure the overall quality of Heritage Bank’s lending portfolio.

Heritage Bank of Commerce is the operating subsidiary of Heritage Commerce Corp (Nasdaq: HTBK), a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC